Exhibit 4.10

EXHIBIT 4.10

Purchase and Sale Agreement dated August 1, 2014 between Richmont Mines Inc. (“Purchaser”)
and Host’s Gold Incorporated (“Vendor”); and Royalty Agreement dated August 1, 2014
between Richmont Mines Inc. (“Grantor”) and Host’s Gold Incorporated (“Payee”)

EXECUTION COPY

RICHMONT MINES INC.

("Purchaser")

And

HOST'S GOLD INCORPORATED

("Vendor")

PURCHASE AND SALE AGREEMENT

AUGUST 1, 2014

TABLE OF CONTENTS

ARTICLE 9
MISCELLANEOUS

ADDENDA

AGREEMENT OF PURCHASE AND SALE

This Agreement of Purchase and Sale is made effective the 1st day of August, 2014 between **Host's Gold Incorporated** (the "**Vendor**") and **Richmont Mines Inc.** (the "**Purchaser**").

RECITALS

WHEREAS the Vendor is the legal, registered and beneficial owner of a 31% interest in the mining claims described on Schedule "A" hereto (the "**Mining Claims**");

AND WHEREAS the Vendor wishes to sell and the Purchaser wishes to purchase all right, title and interest of the Vendor in and to the Mining Claims upon the terms and conditions contained in this Agreement;

AND WHEREAS the consideration payable shall consist of the grant by the Purchaser to the Vendor of a net smelter royalty over the future production of minerals from the Mining Claims, the agreed form of which is set forth as Schedule "B" hereto (the "**Royalty Agreement**");

AND WHEREAS the Vendor and the Purchaser intend that the Royalty (as defined herein) set forth in the Royalty Agreement creates and operates as a grant of an interest in such ores and minerals *in situ*;

NOW THEREFORE, in consideration of the premises and covenants and conditions set forth in this Agreement, the receipt and sufficiency of which are hereby acknowledged, the Parties agree as follows.

ARTICLE 1
INTERPRETATION

Section 1.1 Defined Terms.

As used in this Agreement, the following terms have the following meanings:

"**Agreement**" means this agreement of purchase and sale.

"**Closing**" means the completion of the transaction of purchase and sale contemplated in this Agreement.

"**Closing Date**" has the meaning specified in Section 7.1.

"**DRA**" has the meaning specified in Section 6.3(e).

"**Effective Date**" means the date of this Agreement.

"**Laws**" means any and all applicable (i) laws, constitutions, treaties, statutes, codes, ordinances, orders, decrees, rules, regulations and by-laws (ii) judgments, orders, writs, injunctions, decisions, awards and directives of any governmental entity and (iii) policies, guidelines, notices and protocols of any governmental entity.

"**Parties**" means the Vendor and the Purchaser.

"**Permitted Encumbrances**" means everything set out in Schedule "C".

"**Person**" means a natural person, partnership, limited partnership, limited liability partnership, corporation, limited liability company, unlimited liability company, joint stock company, trust, unincorporated association, joint venture or other entity or governmental entity, and pronouns have a similarly extended meaning.

"**Property**" means the 31% interest of Vendor in land described in Schedule "A" and all appurtenances to it and rights and benefits in respect of it.

"**Royalty**" means the Royalty described in the Royalty Agreement.

"**Royalty Agreement**" has the meaning specified in the Recitals.

"**Purchaser**" has the meaning specified at the beginning of this Agreement.

"**Taxes**" means (i) any and all taxes, duties, fees, excises, premiums, assessments, imposts, levies and other charges or assessments of any kind whatsoever imposed by any governmental entity, and (ii) all interest, penalties, fines, additions to tax or other additional amounts imposed by any governmental entity on or in respect of amounts of the type described in clause (i) above or this clause (ii).

"**Vendor**" has the meaning specified at the beginning of this Agreement.

Section 1.2 Rules of Interpretation.

In this Agreement, unless there is something in the subject matter or context inconsistent therewith:

(1) Any references to a designated "**Article**", "**Section**" or other subdivision or to a Schedule are to the designated Article, Section, or other subdivision of, or Schedule to, this Agreement.

(2) The words "**herein**", "**hereof**", "**hereunder**" and other words of similar import refer to this Agreement as a whole and not to any particular Article, Section or other subdivision or Schedule.

(3) The provision of a Table of Contents, the division of this Agreement into Articles, Sections and other subdivisions and the insertion of headings are for convenient reference only and do not affect the construction or interpretation of this Agreement.

(4) Any reference to gender includes all genders. Words importing the singular number only include the plural and vice versa.

(5) The word "**or**" is not exclusive. The words "**including**", "**includes**" and "**include**" means "including without limitation".

(6) All references to dollars or to "$" are expressed in Canadian currency unless otherwise specifically indicated.

(7) Any capitalized term used in this Agreement that is not otherwise defined will have the generally accepted industry or technical meaning given to such term.

(8) In the event of and to the extent only of any conflict between the Sections of this Agreement and the Schedules, the Schedules will prevail over the Sections.

ARTICLE 2
PROPERTY

Section 2.1 Property.

Subject to the terms and conditions of this Agreement, the Vendor agrees to sell to the Purchaser and the Purchaser agrees to purchase from the Vendor on the Closing Date, the Property.

ARTICLE 3
PURCHASE PRICE

Section 3.1 Purchase Price.

The consideration payable by the Purchaser to the Vendor for the Property shall consist of the grant by the Vendor to the Purchaser of the Royalty on the Closing Date.

Section 3.2 Sales Tax, Land Transfer Tax and Registration Fees on Transfer.

(1) The Purchaser is liable for and shall pay all land transfer tax and other similar taxes and duties, fees in respect of the registration of the transfer, and other like charges properly payable upon and in connection with the sale, assignment and transfer of the Property from the Vendor to the Purchaser.

(2) Provided the Purchaser provides the Vendor with the certificate and undertaking referred in Section 6.4(1)(e) hereof, the Vendor will not be required to collect, and the Purchaser will not be required to pay to the Vendor, any HST in connection with this transaction.

(3) The Vendor is responsible for the costs of preparing and registering any discharges of encumbrances with respect to the Property which are not Permitted Encumbrances.

ARTICLE 4
REPRESENTATIONS AND WARRANTIES

Section 4.1 Representations and Warranties of the Vendor.

(1) The Vendor represents and warrants as follows to the Purchaser and acknowledges that the Purchaser is relying upon the representations and warranties in connection with its purchase of the Property:

(a) The Vendor is not a non-resident of Canada within the meaning of the *Income Tax Act* (Canada).

(b) Except for the Purchaser under this Agreement, no Person has any written or oral agreement, option, understanding or commitment, or any right or privilege capable of becoming such for the purchase or other acquisition from the Vendor of the Vendor's interest in the Property, the Mining Claims, or any right or interest therein.

(c) The Vendor is the registered and beneficial owner of the Property and Mining Claims with good, valid and marketable title to the Property, free and clear of all encumbrances, except for Permitted Encumbrances, and on the Closing Date, the Vendor will transfer good and valid title to the Property and Mining Claims, free and clear of all encumbrances, except for Permitted Encumbrances.

(d) The Vendor has not granted a royalty over the Mining Claims or the Property to any Person, nor granted, transferred, sold, assigned or otherwise transferred any other ownership right or interest to any Person in respect of the Mining Claims or the Property.

(e) There are no actions, suits, arbitrations, alternative dispute resolution processes, or administrative or other proceedings by or before any governmental entity or other Person, pending, or, to the knowledge of the Vendor, threatened against or affecting the Vendor's interest in the Property or the Mining Claims, and the Vendor does not know of any valid basis for any such action, suit, arbitration process or proceeding. To the knowledge of the Vendor there are no investigations by any governmental entity in progress with respect to the Vendor's interest in the Property nor is there any valid basis for any such investigation. The Vendor is not subject to any judgment, order or decree entered in any lawsuit or proceeding nor has the Vendor settled any claim prior to being prosecuted in respect of it. The Vendor is not the plaintiff or complainant in any action, suit, arbitration, alternative dispute resolution process or proceeding arising out of or connected with its interest in the Property or the Mining Claims.

(f) All Taxes that are due and payable by the Vendor in respect of the Property and the Mining Claims have been or will be at the Closing Date fully paid.

(g) The Vendor is a registrant for the purposes of the Tax imposed under Part IX of the *Excise Tax Act* (Canada).

(h) The Vendor has been duly formed and is validly existing under the laws of Ontario and has all requisite corporate power and authority to enter into and deliver this Agreement and to perform its obligations under this Agreement.

(i) The execution and delivery by the Vendor, and the performance by it of its obligations hereunder, and compliance with the terms, conditions and provisions of this Agreement, will not conflict with or result in a breach of: (i) its constitutional documents, (ii) any applicable Law, (iii) any agreement or

instrument to which it is a party or by which it is bound or by which any of its properties or assets are bound, or (iv) any judgment, injunction, determination or award which is binding on it.

(j) The execution and delivery of this Agreement by the Vendor and the performance by it of its obligations under this Agreement have been duly authorized by all necessary corporate actions on the part of the Vendor.

(k) The Vendor does not own any interest, legal or beneficial, in any lands or mining claims which are adjacent to any part of the Property or the Mining Claims.

(l) This Agreement has been duly executed and delivered by the Vendor, and constitutes a legal, valid and binding obligation of it enforceable against it in accordance with its terms, subject to applicable bankruptcy, insolvency, reorganization and other laws of general application limiting the enforcement of creditors' rights generally and to the fact that specific performance is an equitable remedy available only in the discretion of the court.

Section 4.2 Representations and Warranties of the Purchaser.

The Purchaser represents and warrants as follows to the Vendor and acknowledges that the Vendor is relying on such representations and warranties in connection with its sale of the Property:

(a) The Purchaser is registered for the purposes of Part IX of the *Excise Tax Act* (Canada) in accordance with the requirements of Subdivision (d) of Division V thereof and it will continue to be so registered at the Closing Date, and the Property is being purchased by the Purchaser as principal for its own account and is not being purchased by the Purchaser as an agent, trustee, or otherwise on behalf of or for another person.

(b) The Purchaser has been duly formed and is validly existing under the laws of Québec and has all requisite corporate power and authority to enter into and deliver this Agreement and to perform its obligations under this Agreement.

(c) The execution and delivery by the Purchaser, and the performance by it of its obligations hereunder, and compliance with the terms, conditions and provisions of this Agreement, will not conflict with or result in a breach of: (i) its constitutional documents, (ii) any applicable Law, (iii) any agreement or instrument to which it is a party or by which it is bound or by which any of its properties or assets are bound, or (iv) any judgment, injunction, determination or award which is binding on it.

(d) The execution and delivery of this Agreement by the Purchaser and the performance by it of its obligations under this Agreement have been duly authorized by all necessary corporate actions on the part of the Purchaser.

(e) This Agreement has been duly executed and delivered by the Purchaser, and constitutes a legal, valid and binding obligation of it enforceable against it in accordance with its terms, subject to applicable bankruptcy, insolvency, reorganization and other laws of general application limiting the enforcement of creditors' rights generally and to the fact that specific performance is an equitable remedy available only in the discretion of the court.

(f) The title to the Purchaser's interest to the properties described in Schedule "A" at the time of Closing will, except for Permitted Encumbrances, be free and clear of all encumbrances.

ARTICLE 5
CONDUCT

Section 5.1 Property Contracts and Leases.

From the Effective Date until Closing, the Vendor shall not enter into any agreements, contracts, licences, undertakings, engagements or commitments of any nature relating to the Mining Claims or the Property.

Section 5.2 Encumbrances.

From the Effective Date until Closing, the Vendor shall not create or allow to be created any encumbrance on the Property and the Mining Claims.

Section 5.3 Transfer of the Property.

The Vendor shall take all necessary steps and proceedings to permit good and valid title to the Property and the Mining Claims to be duly and validly transferred and assigned to the Purchaser at the Closing, free of all encumbrances other than Permitted Encumbrances.

ARTICLE 6
CLOSING CONDITIONS

Section 6.1 Closing Conditions for the Benefit of the Purchaser.

The purchase and sale of the Property is subject to the following conditions being satisfied at or prior to Closing, which conditions are for the exclusive benefit of the Purchaser and may be waived, in whole or in part, by the Purchaser unilaterally and in its sole discretion, namely, that:

(a) title to the Property and the Mining Claims is good and valid free from all encumbrances except for Permitted Encumbrances;

(b) the representations and warranties of the Vendor contained in this Agreement were true and correct as of the date of this Agreement and are true and correct as of the Closing Date with the same force and effect as if such representations and warranties had been made on and of such date, that the Vendor has fulfilled or complied with all covenants contained in this Agreement to be fulfilled or

complied with by it at or prior to the Closing, and the Vendor delivers a certificate of a director or senior officer to the same effect (the receipt of such certificate and the occurrence of Closing will not constitute a waiver of the covenants of the Vendor which are contained in this Agreement);

(c) Vendor delivers or causes to be delivered to the Purchaser the deliveries listed in Section 6.3 in form and substance satisfactory to the Purchaser, acting reasonably.

Section 6.2 Closing Conditions for the Benefit of the Vendor.

The purchase and sale of the Property is subject to the following conditions being satisfied at or prior to Closing, which conditions are for the exclusive benefit of the Vendor and may be waived, in whole or in part, by the Vendor unilaterally and in its sole discretion, namely that:

(a) the representations and warranties of the Purchaser contained in this Agreement are true and correct as of the Closing Date with the same force and effect as if such representations and warranties had been made on and as of such date, and the Purchaser delivers a certificate of a senior officer to the same effect (the receipt of such certificate and the occurrence of Closing will not constitute a waiver of the covenants of the Purchaser which are contained in this Agreement); and

(b) the Purchaser delivers or causes to be delivered to the Vendor the deliveries listed in Section 6.4 in form and substance satisfactory to the Vendor, acting reasonably.

Section 6.3 Vendor's Closing Deliveries

At Closing, subject to the provisions of this Agreement, the Vendor shall deliver or cause to be delivered to the Purchaser the following, duly executed by the Vendor where it is a party (the "**Vendor's Deliveries**"):

(a) a transfer/deed of land in registrable form under the applicable Law for the Property transferring the Property including Mining Claims from the Vendor to the Purchaser;

(b) a mutual release of any and all claims that the Parties or their affiliates, including Joseph Wright, may have against each other arising prior to the Effective Date but, for the avoidance of doubt, excluding any and all claims under this Agreement or the Royalty Agreement;

(c) the certificate referred to in Section 6.1(b) (bring-down regarding representations, warranties and covenants);

(d) a statutory declaration of an officer of the Vendor confirming that the Vendor is not a non-resident of Canada within the meaning of the *Income Tax Act* (Canada);

(e) a document registration agreement between Vendor's solicitors and Purchaser's solicitors in the form adopted by the Joint LSUC-CBAO Committee on Electronic Registration of Title Documents on March 29, 2004 or any successor version (the "**DRA**");

(f) originals of all other delivery materials;

(g) an executed copy of the Royalty Agreement, and

(h) all other documents which the Purchaser reasonably requests to give effect to the transaction contemplated by this Agreement and to result in the proper transfer, assignment and conveyance of the Property and Mining Claims by the Vendor to the Purchaser free and clear of all encumbrances other than Permitted Encumbrances.

Section 6.4 Purchaser's Closing Deliveries

(1) On or before Closing, subject to the terms and conditions of this Agreement, the Purchaser shall deliver or cause to be delivered to the Vendor the following, duly executed by the Purchaser where it is a party thereto (the "**Purchaser's Deliveries**"):

(a) an executed copy of the Royalty Agreement, which will be registered on title in an acceptable form;

(b) a direction re title as to the name and address for service of, and name and identity of the signatory for, the transferee on the transfer/deed of land;

(c) a mutual release of any and all claims that the Parties or their affiliates, including Joseph Wright, may have against each other arising prior to the Effective Date but, for the avoidance of doubt, including any and all of the Purchaser's exploration and development expenses but excluding claims under this Agreement or the Royalty Agreement;

(d) the certificate referred to in Section 6.2(a) (bring-down regarding representations and warranties);

(e) a certificate of the Purchaser with respect to the matters set out in Section 4.2(a) and an undertaking to be responsible for all HST payable in respect of the transaction outlined herein and for all findings in connection therewith; and

(f) the DRA.

ARTICLE 7
CLOSING

Section 7.1 Date, Time and Place of Closing.

(1) The completion of the transaction of purchase and sale contemplated by this Agreement will take place at the offices of Stikeman Elliott LLP, Suite 5300, Commerce Court West,

Toronto, Ontario, at 10:00 a.m. (Toronto time) on the date (the "**Closing Date**") agreed by the Parties, which shall not be more than ten (10) days following the Effective Date.

(2) The Purchaser shall have the option to extend (a) the Closing Date for thirty (30) days by giving written Notice to Vendor on or before the agreed **Closing Date.**

Section 7.2 Closing Procedures.

Registration of all requisite documents in all appropriate offices of public record and all matters of payment and delivery of documents by each party to the other will be deemed to be concurrent requirements of Closing so that the Closing will not be completed hereunder until all payments, deliveries and registrations have been completed.

ARTICLE 8
POST-CLOSING COVENANTS

Section 8.1 Notice

The Purchaser shall use reasonable commercial efforts, in consultation with the Vendor, to as promptly as possible after the Closing, register a notice of the Royalty and Royalty Agreement with the relevant land titles registry.

Section 8.2 Further Assurances.

From time to time after the Closing Date, each Party shall at the request of any other Party execute and deliver such additional conveyances, transfers and other assurances as may be reasonably required to effectively transfer the Property to the Purchaser and carry out the intent of this Agreement.

ARTICLE 9
MISCELLANEOUS

Section 9.1 Notices.

(1) Unless otherwise provided in this Agreement, any notice or other correspondence required or permitted by this Agreement shall be deemed to have been properly given or delivered when made in writing and hand-delivered to the Party to whom directed, or when sent by certified mail, electronic mail, or facsimile transmission, with all necessary postage or charges fully prepaid, return receipt requested (or in the case of a facsimile or telegram, confirmation of delivery), and addressed to the Party to whom directed at the following address:

(a) Vendor: 133 Carlbert Street, Sault Ste. Marie, ON P6A 5C9

Tel: 705-541-9529
Attn: Joe Wright, President

(b) Purchaser: 161, avenue Principale, Rouyn-Noranda, Québec, Canada, J9X 4P6

Fax: 819-797-0166
Attn: Chief Executive Officer

Either Party may change its address for the purpose of notices or communications by furnishing notice thereof to the other Party in the manner provided in this Section.

Section 9.2 Expenses.

Except as otherwise expressly provided in this Agreement, each Party will pay for its own costs and expenses incurred in connection with this Agreement and the transactions contemplated by it. The costs and expenses referred to in this Section are those which are incurred in connection with the negotiation, preparation, execution and performance of this Agreement, and the transactions contemplated by this Agreement, including the fees and expenses of legal counsel.

Section 9.3 Amendments.

This Agreement may only be amended, supplemented or otherwise modified by written agreement signed by the Vendor and the Purchaser, except that the time for doing or completing of any matter provided for herein may be extended or abridged by an agreement in writing signed by the Vendor and the Purchaser.

Section 9.4 Waiver.

No waiver of any of the provisions of this Agreement will constitute a waiver of any other provision (whether or not similar). No waiver will be binding unless executed in writing by the Party to be bound by the waiver. A Party's failure or delay in exercising any right under this Agreement will not operate as a waiver of that right. A single or partial exercise of any right will not preclude a Party from any other or further exercise of that right or the exercise of any other right.

Section 9.5 Entire Agreement.

(2) This Agreement, together with the Royalty Agreement, contains the entire agreement between Parties, and no oral agreement, promise, statement or representation which is not contained herein shall be binding on the Parties unless subsequently reduced to writing and signed by the Parties. The provisions of this Agreement shall supersede all previous oral or written agreements between the Parties hereto.

Section 9.6 Successors and Assigns.

(1) This Agreement becomes effective only when executed by the Vendor and the Purchaser. After that time, it will be binding upon and enure to the benefit of the Vendor, the Purchaser and their respective heirs, administrators, executors, legal representatives, successors and permitted assigns.

(2) Neither this Agreement nor any of the rights or obligations under this Agreement are assignable or transferable by the Vendor.

Section 9.7 Survival.

The covenants, representations and warranties contained in this Agreement will not merge on and will survive the Closing. Notwithstanding the Closing and any investigation made by or on behalf of any Party, the covenants, representations and warranties will continue in full force and effect. Closing will not prejudice any right of one Party against any other Party in respect of anything done or omitted under this Agreement or in respect of any right to damages or other remedies.

Section 9.8 Severability.

If any provision of this Agreement is determined to be illegal, invalid or unenforceable by an arbitrator or any court of competent jurisdiction, that provision will be severed from this Agreement and the remaining provisions will remain in full force and effect.

Section 9.9 Governing Law.

(3) This Agreement will be governed by and interpreted and enforced in accordance with the laws of the Province of Ontario and the federal laws of Canada applicable therein.

Section 9.10 Counterparts.

(4) This Agreement may be executed in any number of counterparts, and it shall not be necessary that the signatures of the Parties be contained on any counterpart. Each counterpart shall be deemed an original, but all counterparts together shall constitute one and the same instrument.

(The remainder of this page is intentionally blank.)

IN WITNESS WHEREOF, Vendor and Purchaser have executed this Agreement effective on the Effective Date set forth above.

RICHMONT MINES INC.

By: ______________________________

Name:

Title:

HOST'S GOLD INCORPORATED

By: ______________________________

Name: JOE WRIGHT

Title: PRESIDENT

SCHEDULE "A"
MINING CLAIMS

SSM2490

SSM2491

SSM2666

SSM2667

LEGAL DESCRIPTION OF THE PROPERTY

PIN 31127-0026 (LT) BEING PCL 1390 SEC AWS; PT MINING CLAIM SSM2491 FINAN; PT MINING CLAIM SSM2666 FINAN; PT MINING CLAIM SSM2667 FINAN NOT COVERED BY THE WATERS OF GOUDREAU LAKE AS IN A3531, A3532 & A3533 EXCEPT THE SRO ON & OVER A STRIP OF LAND ONE CHAIN IN PERPENDICULAR WIDTH ALONG THE SHORE OF GOUDREAU LAKE; DISTRICT OF ALGOMA

PIN 31127-0029 (LT) BEING PCL 1389 SEC AWS; PT MINING CLAIM SSM2490 FINAN NOT COVERED BY THE WATER OF GOUDREAU LAKE EXCEPT THE SRO ON & OVER A STRIP OF LAND ONE CHAIN IN PERPENDICULAR WIDTH ALONG THE SHORE OF GOUDREAU LAKE; DISTRICT OF ALGOMA

RICHMONT MINES INC.

("Grantor")

And

HOST'S GOLD INCORPORATED

("Payee")

ROYALTY AGREEMENT

AUGUST 1, 2014

TABLE OF CONTENTS

ARTICLE 1
DEFINITIONS

ARTICLE 2
TERM

ARTICLE 3
PROPERTY SUBJECT TO ROYALTY

ARTICLE 4
ROYALTY

ARTICLE 5
BOOKS; REPORTS; INSPECTIONS; CONFIDENTIALITY; USE

ARTICLE 6
COMPLIANCE WITH LAWS

ARTICLE 7
TAILINGS AND RESIDUES

ARTICLE 8
TITLE MAINTENANCE AND TAXES; ABANDONMENT.

ARTICLE 9
DISPUTE RESOLUTION.

ARTICLE 10
GENERAL PROVISIONS.

ROYALTY AGREEMENT

This Royalty Agreement is made effective the 1st day of August, 2014 ("**Effective Date**"), by and between **Richmont Mines Inc.**, herein referred to as "**Grantor**", and **Host's Gold Incorporated**, herein referred to as "**Payee**" (the "**Agreement**"). Grantor, for good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged, has granted, bargained, sold, remised, released, and forever assigned, and by these presents does grant, bargain, sell, remise, release and forever assign, unto the Payee the rights, interests and equities subject to the obligations set forth below.

RECITALS

WHEREAS pursuant to a Purchase and Sale Agreement dated the 1st day of August, 2014 (the "**Purchase and Sale Agreement**"), the Payee has sold, transferred and disposed of all of its right, title and interest in and to the mining claims described on Schedule "A" hereto (the "**Mining Claims**") to the Grantor, such that the Grantor is the 100% owner of the Mining Claims;

AND WHEREAS the Mining Claims are owned by the Grantor free and clear of all, Encumbrances, except as may be required by Law or created by this Agreement;

AND WHEREAS in consideration of the sale, transfer and disposition described in these Recitals, the Grantor has agreed to grant the Royalty described herein to the Payee;

NOW THEREFORE, in consideration of the premises and covenants and conditions set forth in in this Agreement, the receipt and sufficiency of which are hereby acknowledged, the Parties agree as follows.

ARTICLE 1
DEFINITIONS

Section 1.1 Defined Terms.

"**Beneficiated Precious Metals**" means doré or concentrates produced from Precious Metals by Grantor's final mill or other final processing plant, but specifically excludes (i) raw or crushed ore containing Precious Metals or (ii) other preliminarily processed Precious Metals;

"**Encumbrance**" means any mortgage, hypothec, pledge, assignment, charge, lien, claim, security interest, adverse interest, other third Person interest or encumbrance of any kind, whether contingent or absolute, and any agreement, option, right or privilege (whether by law, contract or otherwise) capable of becoming any of the foregoing;

"**Grantor**" includes all of Grantor's successors-in-interest, including any assignees;

"**Hedging Transactions**" means any and all activities by which the Grantor sells or disposes of Minerals by engaging in any commodity futures trading, option trading, metals trading, or sales or dispositions of Minerals for other than spot prices, or any combination thereof, and any other hedging transactions;

"**Laws**" means all laws, by-laws, statutes, codes, ordinances, regulations and rules, and all treaties, constitutions, judgments, decrees, orders, directives, consents, authorizations, approvals, guidelines, protocols, notices and policies to the extent that they have the force of law and all rules, policies and other requirements of any stock exchange or Securities Commission, in each case binding on or affecting the Party, or the assets of the Party, referred to in the context in which the word is used;

"**Minerals**" means any and all metals, minerals and mineral rights, including without limitation metals, precious metals, base metals and other materials which are mined, excavated, extracted, or otherwise recovered or produced from the Property, but excluding diamonds;

"**Mining Claims**" has the meaning ascribed to such term in the Recitals.

"**Net Smelter Returns**" has the meaning ascribed to that term in Section 4.3 and Section 4.4;

"**Net Value of Sales**" has the meaning ascribed to that term in Section 4.5(1);

"**Other Minerals**" means all Minerals other than Precious Metals and Beneficiated Precious Metals;

"**Quarterly Period**" means the four periods of three calendar months in each calendar year, being January to March, April to June, July to September, and October to December;

"**Quarterly Production**" means (i) in the case of Precious Metals, the gross number of troy ounces of Precious Metals contained in the production from the Property which were delivered to, or taken possession by, the Payor during the preceding relevant Quarterly Period; and (ii) in the case of Other Minerals, the gross amount of the particular Other Mineral contained in the production from the Property which were delivered to, or taken possession by, the Payor during the preceding relevant Quarterly Period;

"**Party**" or "**Parties**" means one or more of the persons or entities who or which are a party to this Agreement;

"**Payee**" includes all of Payee's successors-in-interest, including inter alia any permitted assignees;

"**Payor**" means the smelter, refiner, processor, mill, mint, purchaser or other recipient of such production, or an insurer as a result of casualty to such production to whom the Quarterly Production is delivered, other than in the case of diamonds;

"**Precious Metals**" means gold, silver and platinum group metals contained in the Minerals, and includes Beneficiated Precious Metals;

"**Property**" means all of the property formed by the Mining Claims;

"**Royalty**" means the Royalty described in Article 4 of this Agreement;

"**Securities Commission**" means the relevant securities regulatory authority in a province or territory of Canada where the Grantor has the status of a reporting issuer;

"**TSX**" means the Toronto Stock Exchange.

Section 1.2 Rules of Interpretation.

In this Agreement, unless there is something in the subject matter or context inconsistent therewith:

(1) All references to a designated "**Article**", "**Section**" or other subdivision or to a Schedule are to the designated Article, Section, or other subdivision of, or Schedule to, this Agreement.

(2) The words "**herein**", "**hereof**", "**hereunder**" and other words of similar import refer to this Agreement as a whole and not to any particular Article, Section or other subdivision or Schedule.

(3) The provision of a Table of Contents, the division of this Agreement into Articles, Sections and other subdivisions and the insertion of headings are for convenient reference only and do not affect the construction or interpretation of this Agreement.

(4) Any reference to gender includes all genders. Words importing the singular number only include the plural and vice versa.

(5) The word "**or**" is not exclusive. The words "**including**", "**includes**" and "**include**" means "including without limitation".

(6) All references to dollars or to "**$**" are expressed in Canadian currency unless otherwise specifically indicated. Where a currency conversion is required in this Agreement from Canadian currency to United States currency or vice-versa, the conversion rate will be the noon rate of exchange posted by the Bank of Canada on the day prior to the date the currency conversion is made.

(7) Any capitalized term used in this Agreement that is not otherwise defined will have the generally accepted industry or technical meaning given to such term.

(8) In the event of and to the extent only of any conflict between the Sections of this Agreement and the Schedules, the Schedules will prevail over the Sections.

ARTICLE 2
TERM

Section 2.1 Term.

The term of this Agreement shall be perpetual, it being the intent of the Parties hereto that, to the extent allowed by Law and equity, this Agreement and the Royalty created hereby constitute the grant of a vested interest in the Property and all successions thereof whether created privately or through governmental action.

ARTICLE 3
PROPERTY SUBJECT TO ROYALTY

Section 3.1 Property.

(1) The Property subject to this Agreement is more particularly described in Schedule "A" attached hereto and forming part of this Agreement. The Royalty shall not be in respect of any other property, mining claim, or mineral title in which the Grantor has any interest.

ARTICLE 4
ROYALTY

Section 4.1 Royalty.

(1) **Gold and Precious Metals.** The Grantor shall pay to Payee a perpetual production Royalty in the amount of three percent (3.0%) of Net Smelter Returns from the sale or other disposition of gold and other Precious Metals produced from the Property determined in accordance with the provisions set forth in this Article and, if applicable, Article 7.

(2) **Other Minerals.** The Grantor shall pay to Payee a perpetual production Royalty in the amount of three percent (3.0%) of Net Smelter Returns from the sale or other disposition of Other Minerals produced from the Property determined in accordance with the provisions set forth in this Article and, if applicable, Article 7.

(3) **Diamonds.** The Grantor shall pay to Payee a perpetual Royalty in the amount of three percent (3.0%) of Net Value of Sales from the sale or other disposition of diamonds produced from the Property determined in accordance with the provisions set forth in this Article and, if applicable, Article 7.

(4) While the Royalty is a contractual right insofar as any lands from which ores are extracted are concerned, the Parties intend that the Royalty in respect of Precious Metals, Other Minerals and diamonds produced from the Property creates and operates as a grant of an interest to the Payee in such ores and minerals *in situ*.

(5) The Royalty set forth in this Article (and any Advance Payment not yet paid) shall, notwithstanding anything to the contrary in this Agreement, immediately cease to be payable to the Payee should, at any point in time, it be determined that either (i) any representation or warranty made by the Payee in the Purchase and Sale Agreement was inaccurate in any material respect, and/or (ii) the Payee failed to transfer to the Grantor good and valid title to all of its right, title and interest in and to the Mining Claims free and clear of all Encumbrances.

Section 4.2 Advance Payment of Royalty

(1) Subject to Section 4.2(2), the Grantor shall make an advance payment which shall be credited against the Royalty payable under this Agreement (the "**Advance Payment**") as follows:

(a) On the Effective Date, the sum of one million dollars ($1,000,000);

(b) On January 3, 2015, the sum of one million dollars ($1,000,000);

(c) On January 3, 2016, the sum of one million dollars ($1,000,000);

(d) On January 3, 2017, the sum of three hundred thousand dollars ($300,000);

(e) On January 3, 2018, the sum of three hundred thousand dollars ($300,000);

(f) On January 3, 2019, the sum of three hundred thousand dollars ($300,000);

(g) On January 3, 2020, the sum of three hundred thousand dollars ($300,000);

(h) On January 3, 2021, the sum of three hundred thousand dollars ($300,000);

(i) On January 3, 2022, the sum of three hundred thousand dollars ($300,000);

(j) On January 3, 2023, the sum of three hundred thousand dollars ($300,000); and

(k) if Section 4.2(2) shall have become operative, the sum of three hundred thousand dollars ($300,000) on January 3 of each subsequent year commencing in 2024 for each year that Section 4.2(2) shall be operative,

until such time as an aggregate of five million one hundred thousand dollars ($5,100,000) shall have been paid by the Grantor to the Payee, following which no further advance payments or payments of any sort shall be due under this Section 4.2.

(2) Notwithstanding the foregoing, if in any of the calendar years described in (d) to (j) above, there shall be no mining operations from the Property for a period of six (6) months or greater, whether or not in successive or continuous periods and for whatever reason, then the Grantor shall not be required to pay the Advance Payment in respect of the next following calendar year in which case the obligation to make such Advance Payment shall be deferred to the calendar year identified in (k) above.

(3) In any calendar year in which an Advance Payment is due and owing, other than the first payment under this Agreement which shall be due and payable on the Effective Date, the Grantor shall make payment by means of bank draft or wire transfer in freely available funds to a bank account notified by the Payee no later than December 20 of the prior calendar year.

Section 4.3 Net Smelter Returns for Precious Metals

(1) Net Smelter Returns, in the case of Precious Metals, means the actual amount of payment received by the Grantor from a Payor from Quarterly Production for the relevant Quarterly Period delivered in such period for treatment and/or sale, but subtracting therefrom only the following if actually incurred by the Grantor and not otherwise deducted from the amounts paid by the Payor to the Grantor:

(a) charges imposed by the Payor for refining bullion from Beneficiated Precious Metals contained in such production;

(b) penalty substance, assaying, and sampling charges imposed by the Payor for refining Beneficiated Precious Metals contained in such production;

(c) the net amount of any sales, excise, mining, production, import, export, extraction, severance and other taxes assessed directly on the production of Precious Metals, but excluding without limitation all such taxes paid directly by Payee and any and all taxes based upon (i) the net or gross income of the Grantor and (ii) the value of the Property, the privilege of doing business, and other similarly based taxes;

(d) all reasonable transportation costs to a smelter, mint or refinery including, without restricting the generality of the foregoing, any and all costs of insurance in respect thereto; and

(e) costs and expenses of marketing, if any.

(2) In the event the refining of bullion from the Beneficiated Precious Metals contained in such production is carried out in custom toll facilities owned or controlled, in whole or in part, by the Grantor, which facilities were not constructed for the purpose of refining Precious Metals or Other Minerals, then charges, costs and penalties for such refining shall mean the amount Grantor would have incurred if such refining were carried out at facilities not owned or controlled by the Grantor then offering comparable services for comparable products on prevailing terms, but in no event greater than actual costs incurred by Grantor with respect to such refining.

Section 4.4 Net Smelter Returns for Other Minerals Excluding Diamonds

(1) Net Smelter Returns, in the case of Other Minerals excluding diamonds, means the actual amount of payment received by the Grantor from a Payor from Quarterly Production for the relevant Quarterly Period delivered in such period for treatment and/or sale, but subtracting therefrom only the following if actually incurred by the Grantor and not otherwise deducted from the amounts paid by the Payor to the Grantor:

(a) charges imposed by the Payor for smelting, refining or processing Other Minerals contained in the Quarterly Production, but excluding any and all charges and costs related to Grantor's mills or other final processing plants constructed for the purpose of milling or processing Other Minerals, in whole or in part;

(b) penalty substance, assaying, and sampling charges imposed by the Payor for smelting, refining, or processing Other Minerals contained in the Quarterly Production, but excluding any and all charges and costs of or related to Grantor's mills or other final processing plants constructed for the purpose of milling or processing Other Minerals, in whole or in part; and

(c) the net amount of mining and severance taxes assessed directly on the production of Other Minerals, but excluding without limitation all such taxes paid directly by Payee and any and all taxes based upon (i) the net or gross income of the Grantor and (ii) the value of the Property or the privilege of doing business, and other similarly based taxes.

(2) In the event smelting, refining, or processing of Other Minerals are carried out in custom toll facilities owned or controlled, in whole or in part, by Grantor, which facilities were not constructed for the purpose of milling or processing Precious Metals or Other Minerals, then charges, costs and penalties for such smelting, refining or processing shall mean the amount Grantor would have incurred if such smelting, refining or processing were carried out at facilities not owned or controlled by Grantor then offering comparable services for comparable products on prevailing terms, but in no event greater than actual costs incurred by Grantor with respect to such smelting and refining.

Section 4.5 Net Value of Sales for Diamonds.

(1) Net Value of Sales, in the case of diamonds, shall be determined by aggregating the proceeds from sales of diamonds received by the Grantor during the relevant Quarterly Period for the Quarterly Production to persons not related to the Grantor and subtracting from that amount only the following, if actually incurred by the Grantor:

(a) costs incurred during the Quarterly Period for cleaning, sorting, valuing, marketing and selling diamonds produced from the Property;

(b) costs incurred during the Quarterly Period for insurance, storage, handling and transportation of the diamonds produced from the Property to the processing plant or market;

(c) costs incurred during the Quarterly Period in mining and processing diamonds from the Property; and

(d) the amount of any statutory royalty paid to the Government of Ontario under the *Royalty On Diamonds*, Ontario Regulation 323/07 under the *Mining Act*, or any successor or replacement statute, rule, or regulation.

In the event sales are made to related parties the proceeds will be determined to be the fair market value of the diamonds sold or otherwise transferred.

Section 4.6 Payment of Royalty.

(1) The Grantor shall make payment of the Royalty on or before the forty-fifth (45th) calendar day following the end of each relevant Quarterly Production period in which payments were made by the Payor and received by the Grantor for Quarterly Production delivered in that period, or in the case of diamonds, where the Grantor has sold diamonds and received payment therefor. For purposes of calculating the Royalty and for greater certainty, the Royalty shall not be payable for a Quarterly Production period if payments are not made by the Payor and received by the Grantor in the

Quarterly Production period, but shall be payable in subsequent Quarterly Production periods when payments are made and actually received by the Grantor.

(2) The amount of the Royalty that is due and payable shall be the amount determined in accordance with this Article less the amount of the Advance Royalty previously paid but not yet credited against a Royalty payment. The Grantor shall keep a record of each Advance Payment made to the Payee and the amount of prior Advance Payments previously credited against the Royalty, and shall furnish a copy of same to the Payee prior to the 15th day of April in each year.

(3) The Royalty shall not be payable in kind.

Section 4.7 Payment Accounting, Late Charges and Assignment.

All payments of the Royalty shall be accompanied by a detailed statement explaining the manner in which the payment was calculated together with any available settlement sheets from the Payor, other than in the case of diamonds. Such payments and statements shall, except in the instance where there is commingling as provided for in section 4.9, be deemed conclusively correct unless Payee objects to them in writing within one (1) month after receipt thereof. In the event payment of any Royalty is not made within the time set forth above, Payee may give the Grantor notice in writing of such default, and unless within ten (10) calendar days of receipt of such notice Payee shall have received such Royalty payment, then Grantor shall pay an additional sum equal to five percent (5%) of the delinquent payment (**"late charge"**). In the further event payment of the Royalty is not made within a period of an additional five (5) calendar days immediately following the lapse of said notice period, the Grantor does, by this Agreement, assign, transfer and set over to the Payee sufficient monies accruing due from the Payor to the Grantor to satisfy the full amount of the Royalty then actually due and owing by the Grantor to the Payee and not yet paid by the Grantor. In order to facilitate and enhance the intent and purpose of this assignment the Grantor authorizes and empowers the Payee, as its agent for the limited purpose of satisfying the full amount of any due and unpaid Royalty as provided for in this section, to make such contact with the Payor as the Payee considers appropriate and to provide the Payor with a notarial copy of this provision and supporting documentation attesting to the default of the Grantor, all of which, the Grantor agrees shall constitute full, sufficient and irrevocable authority for and the direction to the Payor to satisfy the full amount of the Royalty then actually due and owing but unpaid, and to remit same directly to the Payee.

Section 4.8 Hedging Transactions.

(1) All profits and losses resulting from Grantor engaging in Hedging Transactions are specifically excluded from Royalty calculations pursuant to this Agreement. All Hedging Transactions by the Grantor and all profits or losses associated therewith, if any, shall be solely for Grantor's account. Accordingly for purposes of determining the Net Smelter Return in connection with a Hedging Transaction:

(a) with respect to gold produced from the Property, the actual amount of payment received by the Grantor shall be deemed to be the amount equal to the relevant number of ounces produced by the Grantor from the Property multiplied by the gold price per ounce as quoted by the London Bullion Brokers' Afternoon Gold

fixing (or other equivalent quotation) converted to Canadian currency, on the date the Payor credits the account of the Grantor; and

(b) with respect to Precious Metals (other than gold) or Other Minerals produced from the Property, and in the event the Grantor delivers such products to satisfy its delivery obligations arising from any Hedging Transactions, the actual amount of payment received by the Grantor shall, for the purposes hereof, be deemed to be equal to the relevant amount of Precious Metals or Other Minerals produced multiplied by the relevant London Metal Exchange closing spot quotation (or other equivalent or generally accepted quotation) converted to Canadian currency, on the date prior to the day any such delivery is made.

Section 4.9 Commingling.

Before any Precious Metals or Other Minerals produced from the Property are commingled with minerals from other properties, the Precious Metals or Other Minerals produced from the Property shall be measured and sampled in accordance with sound mining and metallurgical practices for metal, commercial minerals and other appropriate content. Representative samples of the Precious Metals or Other Minerals shall be retained by Grantor and assays (including penalty substances) and other appropriate analyses of these samples shall be made before commingling to determine metal, commercial minerals, and other appropriate content. Detailed records shall be kept by the Grantor showing measures, assays of metal, commercial minerals, and other appropriate content and penalty substances, and gross metal content of the Precious Metals or gross metal or mineral content of Other Minerals. From this information, the Grantor shall determine the amount of Royalty due and payable to Payee from Precious Metals or Other Minerals produced from the Property commingled with minerals from other properties. Following the expiration of the period for objection described above in Section 4.7, and absent timely objection, if any, made by Payee, Grantor may dispose of the materials and data required to be kept and produced by this Section 4.9.

ARTICLE 5
BOOKS; REPORTS; INSPECTIONS; CONFIDENTIALITY; USE

Section 5.1 Books.

Grantor shall keep true and accurate books and records of all of its operations and activities on the Property and under this Agreement. Not more frequently than once in any three calendar month period and within the time provided in Section 4.7 of this Agreement, Payee may, at Payee's sole expense, give notice to Grantor that Payee desires to perform an audit or other examination of all of Grantor's books and records kept as required by this Agreement. All financial information shall conclusively be deemed correct for purposes of this Agreement unless Payee has given timely notice that it desires to audit or examine Grantor's books and records in the manner and within the time provided in Section 4.7 of this Agreement. Payee shall promptly commence any such audits and shall diligently prosecute the same to conclusion.

Section 5.2 Inspections.

Payee, or its authorized agents or representatives, on not less than five (5) calendar days' notice to Grantor, may enter upon all surface and subsurface portions of the Property for the purpose of inspecting the Property, all improvements thereto and operations thereon, as well as inspecting and copying all records and data, including without limitation such records and data which are maintained electronically, pertaining to all activities and operations on or with respect to the Property, improvements thereto and operations thereon. Payee, or its authorized agents or representatives, shall enter the Property at Payee's own risk and expense and may not unreasonably hinder operations on or pertaining to the Property. Payee shall indemnify and hold Grantor harmless from any damage, claim or demand by reason of injury to Payee or Grantor or any of their respective employees, officers, directors, agents or representatives caused by Payee's exercise of its rights herein.

Section 5.3 Confidentiality.

Payee shall not, without the express written consent of Grantor, disclose any data or information concerning the operations conducted on the Property or obtained under the Agreement which is not already in the public domain.

Section 5.4 Use of the Property.

Nothing contained in this Agreement shall in any way limit the rights of the Grantor as the owner of the Mining Claims, including without limitation its right to set up such mining operation as it sees fit to bring the Property into production; to manage and operate the mining operation (including to custom mill ore from other properties); to commence, curtail, expend or terminate production from time to time; and to market and sell products in such manner, as it may in its sole discretion decide. The Grantor shall not be liable for mineral values lost in any processing of ore from the Property. The Grantor may mortgage or charge the Property or any portion thereof or any mill or other fixed assets or property located thereon (and the Payee shall cooperate in signing all consents and other documentation without obligation on the part of the Payee reasonably required in connection therewith) provided that it shall be a term of each mortgage or charge that the holder thereof or any person acquiring title to the Property or any portion thereof or any mill or other fixed assets or property located thereon upon enforcement of such mortgage or charge shall hold the same subject to the rights of the Payee hereunder.

ARTICLE 6
COMPLIANCE WITH LAWS

Section 6.1 Compliance with Laws.

Grantor shall at all times comply with all applicable present or future federal, provincial, and local Laws, statutes, rules, regulations, permits, ordinances, certificates, licenses and other regulatory requirements, policies and guidelines relating to operations and activities on or with respect to the Property.

ARTICLE 7
TAILINGS AND RESIDUES

Section 7.1 Tailings and Residues.

(1) All tailings, residues, waste rock, spoiled leach materials, and other materials (collectively "**Materials**") resulting from Grantor's operations and activities on the Property shall be the sole property of Grantor, but shall remain subject to the Royalty should the same be processed or reprocessed, as the case may be, in the future and result in the production of Precious Metals or Other Minerals. Notwithstanding the foregoing, Grantor shall have the right to dispose of Materials from the Property on or off of the Property and to commingle the same with Material from other properties. In the event Materials are processed or reprocessed, as the case may be, the Royalty payable thereon shall be determined on a pro rata basis as determined by using the best engineering and technical practices and industry procedures then available.

ARTICLE 8
TITLE MAINTENANCE AND TAXES; ABANDONMENT.

Section 8.1 Title Maintenance and Taxes.

(1) From the Effective Date, Grantor shall maintain the Mining Claims, including without limitation, paying when due all taxes on or with respect to the Mining Claims and doing all things and making all payments necessary or appropriate to maintain the right, title and interest of Grantor in the Mining Claims that constitute the Property.

Section 8.2 Abandonment.

(1) In the event Grantor intends to abandon any of the lands comprising a portion or all of the Property ("**Abandonment Property**"), Grantor shall first give notice of such intention to Payee at least 70 calendar days in advance of the proposed date of abandonment. If not later than 10 calendar days before the proposed date of abandonment Grantor receives from Payee written notice that Payee desires Grantor to convey the Abandonment Property to Payee, Grantor shall, without additional consideration, convey the Abandonment Property in good standing, by quit claim deed, without warranty, to Payee and shall thereafter have no further obligation to maintain the title to the Abandonment Property. If Payee does not timely give such notice to Grantor, Grantor may abandon the Abandonment Property and shall thereafter have no further obligation to maintain the title to the Abandonment Property; provided, however, if Grantor reacquires any of the ground covered by the Abandonment Property at any time within five (5) years following abandonment, the production of Precious Metals, Other Minerals and diamonds from such ground shall be subject to this Agreement.

ARTICLE 9
DISPUTE RESOLUTION.

Section 9.1 Matters to be Arbitrated.

(1) Any dispute, controversy or claim arising under or on connection with this Agreement or any document, instrument or agreement delivered pursuant hereto, the resolution of which is not provided for in this Agreement and which cannot be resolved or settled by the parties, shall be settled by arbitration in accordance with this Article 9 upon written notice by a party to the other.

Section 9.2 Procedure for Arbitration

(1) Arbitration shall be conducted in accordance with the *Arbitration Act, 1991* (Ontario), as amended, by three arbitrators. Each party will appoint one arbitrator, and such arbitrators together shall appoint the third arbitrator. Each arbitrator shall be an individual with not less than 10 years of expertise in the precious metals mining industry as a senior executive, accountant or lawyer and no arbitrator shall have been a director, officer or employee of, or contractor or service provider to, or director, officer, beneficial owner or close relative of a beneficial owner of any contractor or service provider to, any party for a period of five years preceding his or her appointment as an arbitrator. The place of arbitration will be Toronto, Ontario. The language of the arbitration will be English. The arbitration shall be the sole and exclusive forum for resolution of the dispute, controversy or claim. The award (including any award as to the costs of the arbitration) shall be final and binding and not subject to review or appeal for any reason whatsoever. Judgment thereon may be entered by any court of competent jurisdiction. Any arbitration and hearings relating thereto and all decisions, documents and submissions prepared or filed in connection therewith shall be in the English language.

(2) All matters relating to any dispute, controversy or claim which is the subject matter or arbitration hereunder, including all submissions made to the arbitrators and the decision of the arbitrators, shall be treated as confidential by the parties and the parties shall, and shall cause any witnesses, counsel or professional advisers retained in connection with such an arbitration to, maintain all such matters in strict confidence until the arbitration panel has made its decision.

(3) The prevailing Party in any arbitration proceedings (or litigation) shall, in addition to any other relief awarded by the arbitrators (or court) be entitled to a judgment against the non-prevailing Party for reasonable attorneys fees and costs incurred in such proceedings or litigation.

Section 9.3 Continuing Obligations.

(1) Pending settlement of any dispute, controversy or claim, the parties shall abide by their obligations under this Agreement without prejudice to a final adjustment in accordance with an award rendered in an arbitration settling such dispute, controversy or claim.

ARTICLE 10
GENERAL PROVISIONS.

Section 10.1 Additional Documents.

(1) The Parties shall from time to time execute all such further instruments and documents and do all such further actions as may be necessary to effectuate the purposes of this Agreement.

Section 10.2 Assignment.

(1) The Grantor shall not sell, assign, lease, license, transfer, create an Encumbrance over, or otherwise dispose of, the Property or the Mining Claims or any portion thereof, without the prior written consent of Payee, such consent not to be unreasonably withheld or delayed, unless (a) in the case of a sale, assignment, lease, license, transfer or disposition, such assignee, lessee, or transferee shall have first entered into a novation agreement in reasonable form under which such assignee or transferee shall assume Grantor's obligations to Payee under this Agreement, or (b) in the case of an Encumbrance, any creditor or securityholder agrees that if it realizes and becomes owner of the Property or Mining Claims, it will perform the obligations under the Royalty that have accrued and are unpaid at the date of such realization and that become due and payable after the date of such realization.

(2) The Payee shall have the right to assign, convey, transfer or relinquish any of its rights or interests with respect to the Royalty and/or all or any part of its rights, liabilities and obligations under this Agreement to any third party upon notice to, and with the consent of the Grantor, such consent not to be unreasonably withheld or delayed. No such assignment, conveyance, transfer or relinquishment will be effective until the Grantor's consent has been provided.

Section 10.3 No Partnership.

(1) Nothing in this Agreement shall be construed to create, expressly or by implication, a joint venture, mining partnership, commercial partnership, or other partnership relationship between Parties.

Section 10.4 Governing Law.

(1) This Agreement is to be governed by and construed under the laws of the Province of Ontario.

Section 10.5 Waiver.

(1) No waiver of any of the provisions of this Agreement will constitute a waiver of any other provision (whether or not similar). No waiver will be binding unless executed in writing by the Party to be bound by the waiver. A Party's failure or delay in exercising any right under this Agreement will not operate as a waiver of that right. A single or partial exercise of any right will not preclude a Party from any other or further exercise of that right or the exercise of any other right.

Section 10.6 Time of Essence.

(1) Time is of essence in this Agreement.

Section 10.7 Notices.

(1) Unless otherwise provided in this Agreement, any notice or other correspondence required or permitted by this Agreement shall be deemed to have been properly given or delivered when made in writing and hand-delivered to the Party to whom directed, or when sent by certified mail, electronic mail, or facsimile transmission, with all necessary postage or charges fully prepaid, return receipt requested (or in the case of a facsimile or telegram, confirmation of delivery), and addressed to the Party to whom directed at the following address:

(a) GRANTOR: 161, avenue Principale, Rouyn-Noranda, Québec, Canada, J9X 4P6

Fax: 819-797-0166
Attn: Chief Executive Officer

(b) PAYEE: 133 Carlbert Street, Sault Ste. Marie, ON P6A 5C9

Tel: 705-541-9529
Attn: Joe Wright, President

Either Party may change its address for the purpose of notices or communications by furnishing notice thereof to the other Party in the manner provided in this Section.

Section 10.8 Entire Agreement.

(1) This Agreement, together with the Purchase and Sale Agreement, contains the entire agreement between Parties, and no oral agreement, promise, statement or representation which is not contained herein shall be binding on the Parties unless subsequently reduced to writing and signed by the Parties. The provisions of this Agreement shall supersede all previous oral or written agreements between the Parties hereto.

Section 10.9 Binding Effect.

(1) All of the covenants, conditions, and terms of this Agreement shall (i) be of benefit to the Parties, (ii) to the maximum extent allowed by law and equity, be a grant of an interest in the Property, and (iii) bind and inure to the benefit of the Parties, their successors and permitted assigns.

Section 10.10 Further Assurances.

(1) From time to time, each Party shall, at the request of the other Party and with reasonable diligence, do all things and provide all assurances as may be reasonably required to carry out the obligations contemplated by this Agreement, and each Party shall, at the request of the other Party and with reasonable diligence, execute and deliver such additional documents or instruments as may be reasonably necessary to carry out the terms of this Agreement.

IN WITNESS WHEREOF, Grantor and Payee have executed this Agreement effective on the Effective Date set forth above.

RICHMONT MINES INC.

By: ______________________________

Name:

Title:

HOST'S GOLD INCORPORATED

By: ______________________________

Name: JOE WRIGHT

Title: PRESIDENT

SCHEDULE "A"

MINING CLAIMS SUBJECT TO ROYALTY

SSM2490

SSM2491

SSM2666

SSM2667

LEGAL DESCRIPTION OF THE PROPERTY

PIN 31127-0026 (LT) BEING PCL 1390 SEC AWS; PT MINING CLAIM SSM2491 FINAN; PT MINING CLAIM SSM2666 FINAN; PT MINING CLAIM SSM2667 FINAN NOT COVERED BY THE WATERS OF GOUDREAU LAKE AS IN A3531, A3532 & A3533 EXCEPT THE SRO ON & OVER A STRIP OF LAND ONE CHAIN IN PERPENDICULAR WIDTH ALONG THE SHORE OF GOUDREAU LAKE; DISTRICT OF ALGOMA

PIN 31127-0029 (LT) BEING PCL 1389 SEC AWS; PT MINING CLAIM SSM2490 FINAN NOT COVERED BY THE WATER OF GOUDREAU LAKE EXCEPT THE SRO ON & OVER A STRIP OF LAND ONE CHAIN IN PERPENDICULAR WIDTH ALONG THE SHORE OF GOUDREAU LAKE; DISTRICT OF ALGOMA